Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jones Lang LaSalle Incorporated:

We consent to the use of our reports dated February 26, 2013 with respect to the consolidated financial statements of Jones Lang LaSalle Incorporated and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.
/s/ KPMG LLP
Chicago, Illinois
January 24, 2014